SCHEDULE 14A INFORMATION
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No. )

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[ ]	Filed by a Party other than the Registrant

Check the appropriate box:
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[ ]	Soliciting Material under Rule 14a-12

Advanta Corp.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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WELSH AND MCKEAN ROADS

P.O. BOX 844
SPRING HOUSE, PENNSYLVANIA 19477-0844

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

June 5, 2003

      NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Advanta Corp. (the “Company”) will be held at The Four Seasons Hotel, One Logan Square, Philadelphia, Pennsylvania, on Thursday, June 5, 2003 at 1:00 p.m. (the “Meeting”) for the following purposes:

1.	To elect four directors to hold office until the expiration of their term of office or until their successors are duly elected and qualified.

2.	To transact such other business as may properly come before the Meeting or any adjournment or postponement thereof.

      The Board of Directors has fixed the close of business on Thursday, May 1, 2003 as the record date for the Meeting. Only holders of record of the Company’s Class A Common Stock and Class A Preferred Stock at that time are entitled to notice of, and to vote at, the Meeting and any adjournment or postponement thereof.

      The enclosed proxy is solicited by the Board of Directors of the Company. Reference is made to the attached proxy statement for further information with respect to the business to be transacted at the Meeting. The Board of Directors urges you to date, sign and return the enclosed proxy promptly. A reply envelope is enclosed for your convenience. You are cordially invited to attend the Meeting in person. The return of the enclosed proxy will not affect your right to vote if you attend the Meeting in person.

Elizabeth H. Mai
Secretary

Dated: May 2, 2003

WELSH AND MCKEAN ROADS

P.O. BOX 844
SPRING HOUSE, PENNSYLVANIA 19477-0844

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS TO

BE HELD ON THURSDAY, JUNE 5, 2003

      This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of Advanta Corp., a Delaware corporation (the “Company”), to be used at the Annual Meeting of Stockholders, to be held at The Four Seasons Hotel, One Logan Square, Philadelphia, Pennsylvania, on Thursday, June 5, 2003 at 1:00 p.m., and any adjournment or postponement thereof (the “Meeting”). This proxy statement, the foregoing notice and the enclosed proxy are first being mailed to holders of the Company’s Class A Common Stock and Class A Preferred Stock on or about May 7, 2003.

      The Board of Directors does not intend to bring any matter before the Meeting except as specifically indicated in the notice, nor does the Board of Directors know of any matters which anyone else proposes to present for action at the Meeting. If any other matters properly come before the Meeting, however, the persons named in the enclosed proxy, or their duly constituted substitutes acting at the Meeting, will be authorized to vote or otherwise act thereon in accordance with their judgment on such matters.

      Shares represented by proxies received by the Company, where the stockholder has specified a choice with respect to the matters to be voted upon at the Meeting, will be voted in accordance with the specification(s) so made. In the absence of such specification(s), the shares will be voted “FOR” the election of all four nominees for the Board of Directors.

      Any proxy may be revoked at any time prior to its exercise by notifying the Secretary of the Company in writing, by delivering a duly executed proxy bearing a later date or by attending the Meeting and voting in person.

      The accompanying form of proxy is being solicited on behalf of the Board of Directors of the Company. The expenses of solicitation of proxies for the Meeting will be paid by the Company. In addition to the mailing of the proxy material, such solicitation may be made in person or by telephone by directors, officers and employees of the Company, who will receive no additional compensation therefor. In addition, the Company has retained Mellon Investor Services LLC to assist in the search for, and distribution of proxies to, beneficial owners of the Company’s Class A Common Stock held in street name or by other nominees, and will pay such firm a fee of $3,000, plus reimbursement of direct out-of-pocket expenses incurred by such firm in such activity. Upon request, the Company will reimburse brokers, dealers, banks and trustees, or their nominees, for reasonable expenses incurred by them in forwarding material to beneficial owners of shares of Class A Common Stock of the Company. Beneficial owners of shares of Class B Common Stock, who are not entitled to vote at the Meeting, also will receive all proxy material (other than the proxy card itself), and the Company’s Annual Report for the fiscal year ended December 31, 2002. The expenses of such additional mailing will be borne by the Company.

VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

Outstanding Shares and Voting Rights

      Only holders of record of the Company’s Class A Common Stock and Class A Preferred Stock at the close of business on May 1, 2003 are entitled to notice of, and to vote at the Meeting. On that date the Company had outstanding 10,041,017 shares of Class A Common Stock, par value $.01 per share, and 1,010 shares of Class A Preferred Stock, par value $1,000 per share. On all matters voted upon at the Meeting and any adjournment or postponement thereof, the holders of the Class A Common Stock and the Class A Preferred Stock vote together as a single class, with each record holder of Class A Common Stock entitled to one vote per share, and each record holder of Class A Preferred Stock entitled to one-half vote per share.

      The presence, in person or by proxy, of stockholders entitled to cast a majority of the votes which all stockholders are entitled to cast will constitute a quorum for the conduct of business at the Meeting. With regard to the election of directors, votes may be cast in favor of or withheld from each nominee. Under applicable Delaware law, votes that are withheld and broker non-votes will be excluded entirely from the vote and will not affect the outcome of the election of directors, as directors are elected by a plurality of votes cast. In the election of directors, stockholders do not have cumulative voting rights.

Security Ownership of Certain Beneficial Owners

      The information set forth in the following table is furnished as of April 21, 2003 (unless otherwise specified), with respect to any person (including any “group” as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “1934 Act”)) who is known to the Company to be the beneficial owner of more than 5% of any class of the Company’s voting securities. Except as otherwise indicated each holder is believed to have sole voting and investment power of the shares set forth next to such holder’s name.

		Amount and
		Nature of
		Beneficial		Percent
Title of Class	Name and Address of Beneficial Owner	Ownership		of Class

Class A Preferred	Gisela Alter(1)	1,010		100.00%
Class A Common	Dennis Alter(1)	3,046,067	(2)(3)(4)(5)	30.34%
	Advanta Corp. Employee Stock Ownership Plan(6)	1,000,000		9.96%
	Dimensional Fund Advisors Inc.(7)	715,188		6.89%
	AXA Financial, Inc.(8)	866,119		8.63%

(1)	The address for Gisela Alter and Dennis Alter is c/o Advanta Corp., Welsh and McKean Roads, P.O. Box 844, Spring House, Pennsylvania, 19477-0844.

(2)	Includes 551,695 shares owned by a trust of which Linda Alter, the sister of Dennis Alter, is the beneficiary and pursuant to which Dennis Alter is sole trustee. Mr. Alter disclaims beneficial ownership of these shares.

(3)	Includes 454,703 shares held by a charitable foundation established by Mr. Alter, as to which Mr. Alter shares voting and dispositive powers, and 41,399 shares held by a trust established by Mr. Alter, through which he has made certain charitable gifts of shares and as to which Mr. Alter has sole voting and dispositive powers. Also includes 200,000 shares held by a charitable foundation established by Mr. Alter, as to which Mr. Alter and his wife share voting and dispositive powers. Mr. Alter disclaims beneficial ownership of all such shares.

(4)	Does not include 1,010 shares of Class A Preferred Stock owned by Gisela Alter, the wife of Dennis Alter.

(5)	Does not include shares held in trust for the benefit of employees of the Company participating in the Advanta Corp. Employee Stock Ownership Plan (the “ESOP”) as to which Mr. Alter is a trustee. As of December 31, 2002, the ESOP held 1,000,000 shares as follows: 139,196 shares allocated to ESOP participants who direct the vote of such shares and as to which the ESOP trustees have no beneficial ownership; and 860,804 shares which, as of December 31, 2002, had not been allocated to ESOP participants as to which the ESOP trustees may be deemed beneficial owners under Rule 13d-3 of the 1934 Act (“Rule 13d-3”). Shares of Class A Common Stock held by the ESOP, but not yet allocated or as to which ESOP participants have not made timely voting directions, are voted by the ESOP trustees in the same proportions as shares for which directions are received (subject to each trustee’s fiduciary responsibilities under Section 404 of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)). Mr. Alter disclaims beneficial ownership of the 860,804 unallocated shares held by the ESOP.

(6)	The ESOP has sole voting power as to 860,804 unallocated shares and shared voting power as to 139,196 shares that have been allocated to ESOP participants. The allocated shares are voted by the ESOP trustees as directed by ESOP participants. Shares of Class A Common Stock held by the ESOP, but not yet allocated or as to which ESOP participants have not made timely voting direction, are voted by the ESOP trustees in the same proportions as shares for which directions are received (subject to each trustee’s fiduciary responsibilities under Section 404 of ERISA). The ESOP trustees are Messrs. Alter, Rosoff, Olafsson, Bellis and Stolper. The address of the ESOP is Welsh and McKean Roads, P.O. Box 844, Spring House, PA 19477-0844.

(7)	Information as to shares held by Dimensional Fund Advisors Inc. (“Dimensional”) is based solely on a Schedule 13G filed with the SEC on February 11, 2003. According to its Schedule 13G, Dimensional is deemed to be the beneficial owner of the above-reported shares for purposes of Rule 13d-3 because it has the power to vote or direct the vote of and/or shares dispositive power with respect to these shares. Dimensional is deemed to be the beneficial owner of 715,188 shares, or 6.89% of the class, and has sole voting and dispositive power with respect to these shares. The address of Dimensional is 1299 Ocean Avenue, 11th Floor, Santa Monica, CA 90401.

(8)	Information as to shares held by AXA Financial, Inc. is based solely on a Schedule 13G filed with the SEC on February 12, 2003, whereby each of AXA Assurances I.A.R.D. Mutuelle, AXA Assurances Vie Mutuelle, AXA Conseil Vie Assurance Mutuelle, and AXA Courtage Assurance Mutuelle (collectively, the “Mutuelles AXA”) and AXA reported that it has sole voting power as to 613,552 shares and shared dispositive power as to 866,119 shares, or 8.6% of the class. In addition, AXA Financial, Inc. reported that it has no voting or dispositive power over these shares. According to the Schedule 13G, the Mutuelles AXA, as a group, acts as the parent holding company with respect to the holdings of certain AXA entities, AXA owns AXA Financial, Inc. and acts as the parent holding company with respect to the holdings of AXA Rosenberg Investment Management LLC, and AXA Financial, Inc. acts as the parent holding company with respect to the holdings of Alliance Capital Management L.P., an investment adviser. The address of the Mutuelles AXA is 370, rue Saint Honore, 75001 Paris, France, except for AXA Courtage Assurance Mutuelle, whose address is 26, rue Louis le Grand, 75002 Paris, France. The address of AXA is 25, avenue Matignon, 75008 Paris, France. The address of AXA Financial, Inc. is 1290 Avenue of the Americas, New York, NY 10104.

Security Ownership of Management

      The following table sets forth certain information regarding the Class A Common Stock and Class B Common Stock as of April 21, 2003 beneficially owned by: (i) each director and nominee for director of the Company; (ii) each person who served as the Company’s Chief Executive Officer and each of the Company’s four other most highly compensated executive officers whose compensation exceeded $100,000 during 2002 and one additional person who would have been included among the most highly compensated executive officers had she been serving as an executive officer of the

Company at December 31, 2002 (the “Named Executive Officers”); and (iii) all current directors and executive officers as a group. Shares issuable pursuant to the exercise of stock options are included in the table below if such options are currently exercisable or will become exercisable by June 21, 2003. Except as otherwise indicated, each holder is believed to have sole voting and investment power of the shares set forth next to such holder’s name. None of the Company’s executive officers or directors beneficially owns any shares of the Class A Preferred Stock.

	Class A Common		Class B Common

	Amount And		Amount and
	Nature of		Nature of
	Beneficial	Percent	Beneficial	Percent
	Ownership	of Class	Ownership	of Class

Named Executive Officers/ Directors
Dennis Alter(1)(2)(3)(4)(5)	3,046,067	30.34%	1,942,704	10.75%
William A. Rosoff(4)(6)(7)	612	*	946,527	5.25%
Named Executive Officers
Jeffery D. Beck(8)	623	*	200,385	1.14%
Philip M. Browne(9)(10)	38,646	*	299,187	1.70%
Christopher J. Carroll(11)	0	*	59,505	*
Rosemary Cauchon(12)	0	*	200,000	1.13%
Directors
Arthur P. Bellis(4)(13)	26,058	*	104,643	*
Robert S. Blank(14)	200	*	6,000	*
Max Botel(15)	1,500	*	35,127	*
Dana Becker Dunn(16)	0	*	32,535	*
Ronald Lubner(17)	0	*	31,553	*
Olaf Olafsson(4)(18)	27,800	*	120,110	*
Robert H. Rock(19)	0	*	6,000	*
Michael A. Stolper(4)(20)(21)	0	*	30,910	*
All current executive officers and directors as a group (14 persons)(1)(2)(3)(4)(6)(22)	3,164,231	31.51%	3,886,788	20.49%

*	Represents less than 1% of the indicated class of the Company’s Common Stock outstanding as of April 21, 2003.

(1)	Includes 551,695 shares of Class A Common Stock owned by a trust of which Linda Alter, the sister of Dennis Alter, is the beneficiary and pursuant to which Mr. Alter is sole trustee. Mr. Alter disclaims beneficial ownership of these shares.

(2)	Includes 454,703 shares of Class A Common Stock and 40,768 shares of Class B Common Stock held by a charitable foundation established by Mr. Alter, as to which Mr. Alter shares voting and dispositive powers, and 41,399 shares of Class A Common Stock and 12,285 shares of Class B Common Stock, held by a trust established by Mr. Alter, through which he has made certain charitable gifts of shares and as to which Mr. Alter has sole voting and dispositive powers. Also includes 200,000 shares of Class A Common Stock and 36,400 shares of Class B Common Stock held by a charitable foundation established by Mr. Alter, as to which Mr. Alter and his wife share voting and dispositive powers. Mr. Alter disclaims beneficial ownership of all such shares.

(3)	Does not include 1,010 shares of Class A Preferred Stock owned by the wife of Dennis Alter.

(4)	Does not include shares held in trust for the benefit of employees of the Company participating in the ESOP as to which Messrs. Alter, Rosoff, Olafsson, Bellis and Stolper are trustees. As of December 31, 2002, the ESOP held 1,000,000 shares of Class A Common Stock as follows: 139,196 shares allocated to ESOP participants who direct the vote of such shares and as to which the ESOP trustees have no beneficial ownership; and 860,804 shares which, as of

December 31, 2002, had not been allocated to ESOP participants as to which the ESOP trustees may be deemed beneficial owners under Rule 13d-3. Shares of Class A Common Stock held by the ESOP, but not yet allocated or as to which ESOP participants have not made timely voting direction, are voted by the ESOP trustees in the same proportions as shares for which directions are received (subject to each trustee’s fiduciary responsibilities under Section 404 of ERISA). Each of Messrs. Alter, Rosoff, Olafsson, Bellis and Stolper disclaims beneficial ownership of the 860,804 unallocated shares held by the ESOP.

(5)	Includes options to purchase 585,998 shares of Class B Common Stock pursuant to the Company’s 2000 Omnibus Stock Incentive Plan.

(6)	Does not include 200,000 shares of Class A Common Stock and 36,400 shares of Class B Common Stock owned by a charitable foundation established by Mr. Alter as to which Mr. Rosoff has shared voting and dispositive power. Mr. Rosoff disclaims beneficial ownership of all such shares. These shares are reflected in the ownership table under Mr. Alter’s name.

(7)	Includes options to purchase 528,664 shares of Class B Common Stock pursuant to the Company’s 2000 Omnibus Stock Incentive Plan.

(8)	Includes options to purchase 99,746 shares of Class B Common Stock pursuant to the Company’s 2000 Omnibus Stock Incentive Plan.

(9)	Includes 6,124 shares of Class B Common Stock and options to purchase 10,166 shares of Class B Common Stock pursuant to the Company’s 2000 Omnibus Stock Incentive Plan held by Mr. Browne’s wife. Mr. Browne disclaims beneficial ownership of all such shares.

(10)	Includes options to purchase 80,468 shares of Class B Common Stock pursuant to the Company’s 2000 Omnibus Stock Incentive Plan.

(11)	Includes options to purchase 6,250 shares of Class B Common Stock pursuant to the Company’s 2000 Omnibus Stock Incentive Plan.

(12)	Includes options to purchase 200,000 shares of Class B Common Stock pursuant to the Company’s 2000 Omnibus Stock Incentive Plan.

(13)	Includes options to purchase 15,660 shares of Class B Common Stock pursuant to the Company’s 2000 Omnibus Stock Incentive Plan.

(14)	Includes options to purchase 6,000 shares of Class B Common Stock pursuant to the Company’s 2000 Omnibus Stock Incentive Plan.

(15)	Includes options to purchase 15,660 shares of Class B Common Stock pursuant to the Company’s 2000 Omnibus Stock Incentive Plan.

(16)	Includes options to purchase 24,660 shares of Class B Common Stock pursuant to the Company’s 2000 Omnibus Stock Incentive Plan.

(17)	Includes options to purchase 24,660 shares of Class B Common Stock pursuant to the Company’s 2000 Omnibus Stock Incentive Plan.

(18)	Includes options to purchase 28,110 shares of Class B Common Stock pursuant to the Company’s 2000 Omnibus Stock Incentive Plan.

(19)	Includes options to purchase 6,000 shares of Class B Common Stock pursuant to the Company’s 2000 Omnibus Stock Incentive Plan.

(20)	Does not include 454,703 shares of Class A Common Stock and 40,768 shares of Class B Common Stock owned by a charitable foundation established by Mr. Alter as to which Mr. Stolper has shared voting and dispositive power. Mr. Stolper disclaims beneficial ownership of all such shares. These shares are reflected in the ownership table under Mr. Alter’s name.

(21)	Includes options to purchase 24,660 shares of Class B Common Stock pursuant to the Company’s 2000 Omnibus Stock Incentive Plan.

(22)	Includes options to purchase 1,473,182 shares of Class B Common Stock pursuant to the Company’s 2000 Omnibus Stock Incentive Plan.

Section 16(a) Beneficial Ownership Reporting Compliance

      Section 16(a) of the 1934 Act requires the Company’s officers, directors and persons who own more than ten percent of a registered class of the Company’s equity securities (collectively, the “Reporting Persons”) to file reports of ownership and changes in ownership with the SEC and to furnish the Company with copies of these reports. Based on the Company’s review of the copies of those reports which it has received, and written representations from the Company’s officers and directors who are Reporting Persons, the Company believes that all filings required to be made by the Reporting Persons from January 1, 2002 through December 31, 2002 were made on a timely basis except as noted below. With respect to Christopher J. Carroll, who was a Reporting Person during 2002, a Form 4 for one transaction was not timely filed; the Form 4 was subsequently filed.

EXECUTIVE COMPENSATION

Summary Compensation Table

      The following table sets forth, for the fiscal years specified, the cash compensation paid by the Company, as well as certain other compensation paid or accrued for those years, to the Named Executive Officers.

							LONG TERM
							COMPENSATION
							AWARDS
		ANNUAL COMPENSATION
							Restricted	Securities
						Other Annual	Stock	Underlying	All Other
Name and						Compensation	Award(s)	Options/SARs	Compensation($)
Principal Position	Year	Salary($)		Bonus($)(1)		($)(2)	($)(3)	(#)(4)	(5)(6)(7)(8)(9)

Dennis Alter	2002	$0	(10)	$0	(10)	$39,665	$0	900,000	$190,086
Chairman of the Board and	2001	$595,000		$535,500		$17,994	$0	841,998	$3,882,871
Chief Executive Officer,	2000	$595,000		$267,775		$22,940	$0	100,000	$488,111
Advanta Corp.

William A. Rosoff	2002	$595,000		$155,016		$0	$1,784,992	100,000	$78,485
President and Vice Chairman	2001	$595,000		$2,535,550		$1,602,847	$0	141,998	$119,222
Of the Board, Advanta Corp.	2000	$595,000		$422,750		$3,797,827	$0	100,000	$147,804

Philip M. Browne	2002	$479,000		$247,916		$0	$920,000	30,000	$16,958
Senior Vice President and	2001	$435,000		$1,770,883		$0	$0	46,468	$387,015
Chief Financial Officer,	2000	$400,000		$133,023		$0	$0	75,000	$32,697
Advanta Corp.

Jeffrey D. Beck(11)	2002	$350,000		$61,556		$2,725	$787,224	18,000	$14,775
President, Advanta Bank	2001	$273,000		$595,893		$37,337	$0	51,973	$51,552
Corp. and Treasurer,
Advanta Corp.

Christopher J. Carroll(12)	2002	$250,000		$0		$0	$400,000	10,000	$36,857
Chief Credit Officer,	2001	$103,846		$113,506		$0	$41,665	15,000	$14,669
Advanta Corp. and Advanta
Bank Corp.

Rosemary Cauchon(13)	2002	$371,532		$208,333		$0	$920,000	0	$959,681
Senior Vice President,	2001	$70,768		$53,877		$0	$0	350,000	$540
Advanta Corp. and President
of Advanta Small Business
Services

(1)	For 2002, there were no cash amounts awarded to any of the Named Executive Officers pursuant to the Company’s AMIP program. For 2001 and 2000, includes the cash portion, if any, of bonuses pursuant to the Company’s AMIP program. With respect to Messrs. Browne and Beck, 2002 and 2001 amounts include payments relating to special bonuses received in recognition of their efforts in connection with the strategic alternatives process related to the mortgage business in the following amounts for 2002 and 2001, respectively: Mr. Browne, $106,250 and $743,750; and Mr. Beck, $61,556 and $430,893. With respect to Messrs. Rosoff and Browne, amounts include payments relating to special bonuses received in recognition of their contributions to the restructuring of the Company and other significant transitional efforts in the following amounts: Mr. Rosoff, $2,000,000 (plus reimbursement for taxes, as described in footnote 2 below) received in 2001; and Mr. Browne, $141,666 and $708,333 received in 2002 and 2001, respectively. With respect to Mr. Carroll, 2001 amount includes $105,172 paid to compensate him for a bonus from his prior employer that was forfeited in connection with his employment with Company. With respect to Ms. Cauchon, 2002 amount represents the amount paid to compensate her for a bonus from her prior employer that was forfeited in connection with her employment with the Company.

(2)	Includes above-market interest earned on deferred compensation pursuant to the Company’s deferred compensation programs, in the amounts listed with respect to each year as follows: Mr. Alter received $39,665, $17,994 and $22,940 for 2002, 2001 and 2000, respectively; and Mr. Beck received $2,725 and $1,441 for 2002 and 2001, respectively. With respect to Mr. Rosoff, 2001 amount represents reimbursement for the taxes arising from his special bonus and 2000 amount represents compensation pursuant to the terms of Mr. Rosoff’s 1996 employment agreement. With respect to Mr. Beck, 2001 amount includes reimbursement for the taxes arising from his relocation payment under his Relocation Agreement. Mr. Rosoff’s 1996 employment agreement and Mr. Beck’s Relocation Agreement are described in this Proxy Statement under “Other Matters.”

(3)	During 2002, Messrs. Rosoff, Browne, Beck and Carroll and Ms. Cauchon received awards of restricted shares of Class B Common Stock pursuant to the Company’s AMIP V Program, as described in this Proxy Statement under “Compensation Committee Report on Executive Compensation.” The number of restricted shares issued to each Named Executive Officer (other than Mr. Alter as described below) is an amount equal to the Named Executive Officer’s target bonus for performance years 2002, 2003, 2004 and 2005 divided by the grant date price per share. Non-preferential dividends are paid on these restricted shares. Shares vest ten years after the date of grant, but are subject to accelerated vesting on the basis of individual and Company business and performance objectives. For performance years 2002, 2003, 2004 and 2005, to the extent that accelerated vesting is earned by a Named Executive Officer with respect to any such performance year covered by the AMIP V Program, up to a maximum of one-fourth of the total shares granted under the AMIP V Program may become vested earlier.

At December 31, 2002, all of the unvested restricted shares of Class B Common Stock held by Messrs. Rosoff, Browne, Beck and Carroll were shares granted pursuant to the Company’s AMIP programs. The number of unvested restricted shares of Class B Common Stock held and the market value of such restricted shares at December 31, 2002 were as follows: Mr. Rosoff, 223,124 shares, $2,095,134; Mr. Browne, 115,000 shares, $1,079,850; Mr. Beck, 87,500 shares, $821,625; and Mr. Carroll, 50,000 shares, $469,500. During 2002, Ms. Cauchon received an award of 115,000 restricted shares of Class B Common Stock pursuant to the Company’s AMIP V program; all of her restricted shares were forfeited upon termination of her employment in October, 2002. During 2002, Mr. Alter did not receive any restricted shares of Class B Common Stock under the Company’s AMIP V Program due to his voluntary relinquishment of his annual AMIP bonus for performance years 2002, 2003 and 2004, as described in this Proxy Statement under “Compensation Committee Report on Executive Compensation.”

(4)	2001 amount includes options to purchase Class B Common Stock granted in connection with the AMIP Share Exchange Program, as follows: Mr. Alter, 41,998 options; Mr. Rosoff, 41,998 options; Mr. Browne, 16,468 options; and Mr. Beck, 10,348 options. With respect to Mr. Alter, 2002 and 2001 amounts also include 800,000 options and 700,000 options, respectively, representing the options granted to Mr. Alter in exchange for voluntarily relinquishing his salary and annual AMIP bonuses for the years 2002 through 2004, as described in this Proxy Statement under “Compensation Committee Report on Executive Compensation.” With respect to Ms. Cauchon, 2001 amount includes 350,000 options awarded to Ms. Cauchon in connection with her employment by the Company, of which 200,000 were vested at termination of her employment with the Company and the remaining 150,000 options were terminated in connection with termination of her employment with the Company.

(5)	Includes matching contributions of $10,000 paid or payable by the Company to the accounts of Messrs. Rosoff, Browne, Beck and Carroll under the Employee Savings Plan, a 401(k) Plan, in respect of their 2002 participation in such plan.

(6)	For 2002, includes (i) the value of the premiums and related tax reimbursements for Company paid disability term life insurance, (ii) with respect to Mr. Browne, the premium for a Company paid term life insurance provided to Mr. Browne in the amount of $1,000,000, and (iii) with respect to Mr. Carroll, amounts paid by the Company for certain executive financial planning services. The aggregate value of these benefits to the named individuals is included in the figures for 2002 in the following amounts: Mr. Alter, $2,857; Mr. Rosoff, $6,468; Mr. Browne, $5,627; Mr. Beck, $4,775; Mr. Carroll, $2,540; and Ms. Cauchon, $678.

(7)	With respect to Messrs. Alter and Rosoff, includes the value of whole life insurance policies on the lives of each of Messrs. Alter and Rosoff, which policies are paid for by the Company and as to which the Named Executive Officer has the right to designate the beneficiary (the “Split Dollar Life Insurance Policies”). If an insured executive terminates his employment with the Company, he may keep the Split Dollar Life Insurance Policy, but must pay the Company the amount of the premiums paid by or on behalf of the Company but not more than the cash value of the policy. Consequently, the value of the Split Dollar Life Insurance Policy to the employee is the term life insurance benefit. The value of the term life insurance premiums paid by or on behalf of the Company under such policies for the named individuals is included in the figures for 2002 in the following amounts for 2002: Mr. Alter, $19,422; and Mr. Rosoff, $7,306. Premiums paid by the Company will be refunded to the Company on termination of the respective policies, and any cash surrender value in excess of such premiums may be paid to the executive’s beneficiary. The value of the benefits to the executives of the remainder of the premiums paid by the Company are also included with respect to 2002 in the following amounts: Mr. Alter, $167,807; and Mr. Rosoff, $53,029. Effective July 30, 2002, in response to the enactment of the Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley”), the Company stopped paying split-dollar life insurance premiums associated with such Split Dollar Life Insurance Policies for the benefit of executive officers.

(8)	Includes interest paid in 2002 by the Company on behalf of Messrs. Rosoff and Browne pursuant to an executive loan program adopted by the Company’s Board of Directors, which interest accrued on the Named Executive Officers’ respective stock margin accounts in connection with margin loans against shares vested under the AMIP Program, in the following amounts: Mr. Rosoff, $1,682; and Mr. Browne, $1,332. In response to the enactment of Sarbanes-Oxley, the executive officers of the Company are not participating in the executive loan program, except to the extent that loans to such persons were in existence prior to the enactment of Sarbanes-Oxley. Interest paid in 2002 is related solely to loans that were in existence prior to the enactment of Sarbanes-Oxley.

(9)	With respect to Mr. Carroll, 2002 amount includes $23,867 received in connection with relocation benefits. With respect to Ms. Cauchon and as described in this Proxy Statement under “Other Matters,” 2002 amount includes: $109,558 representing the fair market value of the lease for a residence furnished to Ms. Cauchon and reimbursement of certain taxes attributable to the value of the lease; $602,386 representing severance; and $247,059 representing reimbursements and other amounts payable to Ms. Cauchon pursuant to the agreement entered into in connection with her termination of employment with the Company.

(10)	Under a compensation arrangement approved by the Board of Directors on November 16, 2001 and January 30, 2002, Mr. Alter voluntarily relinquished his base salary and annual AMIP bonus compensation for the 2002, 2003 and 2004 performance years in exchange for awards of 700,000 options and 800,000 options to purchase shares of Class B Common Stock. The compensation arrangement is described in this Proxy Statement under “Compensation Committee Report on Executive Compensation.”

(11)	Table includes 2002 and 2001 information only for Mr. Beck because he first became an “executive officer” of the Company during 2001.

(12)	2001 information represents compensation to Mr. Carroll from August 2001, when he joined the Company.

(13)	2001 information represents compensation to Ms. Cauchon from November 2001, when she joined the Company and 2002 information represents compensation to Ms. Cauchon through her termination of employment with the Company in October 2002.

Stock Option/ SAR Grants

      The following table contains information concerning the stock options granted under the Company’s 2000 Omnibus Stock Incentive Plan to the Named Executive Officers during 2002. All options granted in 2002 are options to purchase shares of Class B Common Stock. There were no SARs granted during 2002.

Option Grants in Last Fiscal Year

	Individual Grants(1)

	Number of	% of Total
	Securities	Options
	Underlying	Granted to
	Options	Employees in	Exercise or Base	Expiration	Grant Date
Name	Granted	Fiscal Year	Price ($/sh)	Date	Value($)

Dennis Alter	800,000 (2)	47.03%	$8.359	01/30/09	$2,958,500	(3)
	100,000	5.88%	$8.510	02/20/12	$376,800	(4)

William A. Rosoff	100,000	5.88%	$8.510	02/20/12	$376,800	(4)

Philip M. Browne	30,000	1.76%	$8.510	02/20/12	$113,000	(4)

Jeffrey D. Beck	18,000	1.06%	$8.510	02/20/12	$67,800	(4)

Christopher Carroll	10,000	0.59%	$8.510	02/20/12	$37,700	(4)

Rosemary Cauchon	0	N/A	N/A	N/A	N/A

(1)	Except as otherwise noted, options become exercisable in equal installments on the first four anniversaries of the date of grant and expire on the tenth anniversary of the date of grant.

(2)	These options are the portion of the options granted in 2002 to Mr. Alter in exchange for voluntarily relinquishing his salary and annual AMIP bonuses for the years 2002 through 2004, as described in this Proxy Statement under “Compensation Committee Report on Executive Compensation.” These options vest in two increments, with 360,000 vesting on February 29, 2004 and the remainder vesting on February 28, 2005.

(3)	Fair value is estimated on the date of grant using the Black-Scholes option pricing model with the following assumptions: risk-free interest rate of 4.64%; expected dividend yield of 3.62%; expected life of seven years; and volatility of 57.62%.

(4)	Fair value is estimated on the date of grant using the Black-Scholes option pricing model with the following assumptions: risk-free interest rate of 4.44%; expected dividend yield of 3.55%; expected life of seven years; and volatility of 57.62%.

Stock Option/ SAR Exercises and Holdings

      The following table sets forth information relating to options exercised during 2002 by the Named Executive Officers, and the number and value of options held on December 31, 2002 by such individuals. There were no SARs outstanding at December 31, 2002.

Aggregate Option/ SAR Exercises in Last Year

and Fiscal Year-End Option Values

			Number of Securities		Value of Unexercised
			Underlying Unexercised		In-The-Money
	Shares		Options at FY-End(#)		Options at FY End($)(1)
	Acquired on	Value
Name	Exercise(#)	Realized($)	Exercisable	Unexercisable	Exercisable	Unexercisable

Dennis Alter	0	$0	66,998	1,675,000	$0	$1,829,800
William A. Rosoff	0	$0	444,664	226,000	$73,870	$103,130
Philip M. Browne	0	$0	61,218	65,250	$98,122	$71,217
Jeffrey D. Beck	0	$0	87,183	59,122	$79,979	$53,607
Christopher Carroll	0	$0	3,750	21,250	$0	$8,800
Rosemary Cauchon	0	$0	200,000	0	$374,000	$0

(1)	The value of unexercised, in-the-money options is the number of shares underlying options times the difference between the exercise price of the options and the fair market value of the Class B Common Stock at December 31, 2002.

COMPENSATION COMMITTEE REPORT

ON EXECUTIVE COMPENSATION

Introduction

      The Compensation Committee of the Board of Directors (the “Committee”) is responsible for establishing, monitoring and implementing the Company’s overall compensation philosophy and strategy. All of the Committee’s determinations regarding compensation of members of the Office of the Chairman are reviewed and approved by the non-employee directors of the Board of Directors. The Office of the Chairman presently consists of Mr. Alter, Chairman and Chief Executive Officer (“CEO”), and Mr. Rosoff, President and Vice Chairman of the Board. Additionally, the Board of Directors has established a Plan Administration Committee (the “Plan Administration Committee”), currently composed of Mr. Botel, Ms. Becker Dunn, Mr. Lubner and Mr. Rock (each of whom is a “non-employee director” under applicable SEC rules and an “outside director” under applicable IRS rules). The Plan Administration Committee administers the Company’s 2000 Omnibus Stock Incentive Plan (the “Omnibus Plan”) with respect to the Company’s “executive officers” as that term is defined for purposes of Section 16 of the 1934 Act (the “executive officers” throughout this report), including the Named Executive Officers. The Plan Administration Committee administers the granting of equity-based and annual incentive awards with respect to the Company’s executive officers. Recommendations made by the Plan Administration Committee with respect to the members of the Office of the Chairman are reviewed by the non-employee directors of the Board of Directors.

      This report describes the cash and equity-based compensation for 2002 of Mr. Alter and each of the four most highly compensated executive officers other than the CEO who were serving as executive officers as of December 31, 2002, and one former executive officer who no longer served in that capacity on December 31, 2002 (collectively referred to in this report as the “Named Executive Officers”).

Compensation Philosophy for Executive Officers

      Compensation programs for the Company’s leaders are intended to further the short- and long-term business objectives of the Company by securing, retaining and motivating management employees of high caliber and potential. The Company’s compensation programs are also designed to link executive compensation to overall business objectives and results and to align executive compensation with stockholder return.

      The executive compensation program includes base salary, annual bonuses, special performance and retention awards, and long-term incentives. Target levels of overall compensation are intended to be competitive with the pay practices of other financial services companies that compete with the Company for executive talent (the “peer group”). While peer group data provides a useful guide for comparative purposes, we believe that a successful compensation program also requires the application of sound judgment with respect to individuals’ financial and non-financial performance, in order to achieve the Company’s objectives of motivating and retaining valued employees.

Components of Executive Compensation

      Base Salary. The Company establishes base salaries based upon periodic comparison to the salaries paid by companies in the peer group. Salary increases are based on several factors, including the nature and scope of the executive’s responsibilities, an evaluation of the executive’s performance, and the impact of the executive’s activities on the Company’s business objectives and overall performance. The Company’s philosophy is to limit fixed compensation costs by emphasizing the variable components of total compensation for executives, i.e., annual and long-term incentives.

      Annual Bonuses. The Company’s compensation program for executives includes an annual bonus program. Each executive officer has an annual “target bonus,” specified as a percentage of his or her base salary. Target bonuses vary depending on the executive officer’s position in the Company and can range from 15% to 75% of base salary. Actual bonuses awarded are paid at amounts above, below or equal to the executive’s target bonus based on the extent to which individual and Company business objectives and performance goals are satisfied or exceeded. The annual bonus may be paid to the executive in cash and/or in shares of the Company’s Class B Common Stock, pursuant to the Advanta Management Incentive Program (“AMIP”) described below.

      Long-Term Incentives. The Committee believes the share ownership opportunity provided by equity-based compensation emphasizes and reinforces the mutuality of interests among employees and the other stockholders. The Omnibus Plan provides the Company with the ability to create and tailor a variety of equity-based long-term compensation programs that align with stockholder returns.

      AMIP. The Company offers senior management long-term incentives through its AMIP Programs, which are administered by the Plan Administration Committee under the Omnibus Plan. Through AMIP, executive officers have the opportunity to elect to receive up to 100% of their target bonuses in shares of restricted Class B Common Stock instead of cash (the “election percentage”). Upon the program’s commencement (or an employee becoming eligible to participate in the program if that occurs after the program’s commencement), an employee electing to receive a portion of his or her target bonus in stock is issued restricted shares of Class B Common Stock. The number of restricted shares (“AMIP shares”) awarded to the participant equals the participant’s target bonus for each performance year, divided by the grant date price of the shares (determined in accordance with the administrative guidelines for the applicable AMIP Program), and multiplied by the election percentage.

      AMIP shares ultimately vest ten years after they have been issued (as long as the executive officer remains employed by the Company). However, each participant may “earn” accelerated vesting of AMIP shares if individual and Company business objectives and performance goals are achieved for the applicable performance years. Awards that exceed the target bonus are paid in cash. If, at the time of accelerated vesting of AMIP shares for a given performance year, the share price exceeds the price at which the restricted shares were originally issued, the executive officer receives the benefit of a long-term incentive. The long-term incentive is realized in the form of the stock’s appreciation in value.

      The current AMIP Program, “AMIP V,” covers performance years 2002 through 2005. Bonuses for the 2002 performance year were administered in accordance with the provisions of the AMIP V Program. Instead of cash bonuses, under AMIP V, each of the executive officers (other than Mr. Alter as described below) became eligible to receive shares of restricted Class B Common Stock with a value equal to 100% of their target bonuses for performance years 2002 through 2005. See the Summary Compensation table for details. Ms. Cauchon participated in the AMIP V program, but left the Company before any of her shares could become vested. All of Ms. Cauchon’s AMIP V shares were surrendered to the Company upon her departure.

      As described in “The Chief Executive Officer’s 2002 Compensation” below, Mr. Alter is participating in AMIP V for performance year 2005 only, given his voluntary relinquishment of all salary and annual AMIP bonus compensation for performance years 2002 through 2004 in exchange for options granted.

      Stock Options. The Company’s Stock Option Program is administered under the Omnibus Plan pursuant to applicable administrative guidelines. The Stock Option Program is designed to reward long-term accomplishment through increases in the market value of the Company’s stock. Options or stock appreciation rights (“SARs”) are generally granted to executive officers upon hire and annually thereafter. The exercise price of an option or SAR is 100% of fair market value on the date of grant, based on the closing price of the underlying stock. Stock options and SARs generally vest in equal portions over a four-year period and expire 10 years after the grant date. Generally, if employees leave the Company before options become vested, they forfeit the unvested portions of these awards. In accordance with Ms. Cauchon’s employment agreement, a portion of her stock options became vested upon her departure, and the remainder were forfeited.

      The number of stock options awarded is generally based on an assessment of the executive’s current and anticipated contributions to the Company’s achievement of business objectives and performance goals, as well as individual performance. Stock option grants made to Named Executive Officers during 2002 are reflected in the Option Grants in Last Fiscal Year table.

      Restricted Stock. In addition to restricted shares that may be granted under the AMIP Programs, shares of restricted Class A or Class B Common Stock may, from time to time, be granted pursuant to the terms of executive employment agreements. Restricted shares granted under executive employment agreements will typically vest in equal increments on the first four anniversaries of the date of grant so long as the executive continues to be employed by the Company on such dates.

2002 Compensation

      Annual Incentives for 2002. The Company offers senior management employees annual incentives through the AMIP program described above. Each Named Executive Officer has an annual “target” bonus, specified as a percentage of base salary, and, except for Mr. Alter (as described below) received shares of restricted Class B Common Stock pursuant to AMIP V with a value equal to 100% of the executive officer’s target bonus for performance years 2002 through 2005. The actual bonus awarded, if any, for a given year’s performance is determined by the Plan Administration Committee. In the case of compensation for members of the Office of the Chairman, actual bonus awards must be reviewed by the full Board of Directors. The decision regarding each bonus award is based on a number of factors, such as the achievement of individual and Company business and performance objectives, including financial and non-financial goals. The decision may take into account external factors, such as the overall competitive and regulatory environment with respect to the Company’s business.

      The criteria for bonuses awarded for the 2002 performance year were multi-faceted. The decision took into account the degree to which the Company achieved its financial goals established in the Company’s guidance and the financial and non-financial goals set forth in the Company’s 2002 strategic plan. The criteria also included subjective factors, such as an assessment of the executive’s performance and the executive’s impact on building a strong foundation for the Company’s future, as well as consideration of factors beyond the executive’s control such as the economic environment. Based on these and other factors, the Plan Administration Committee authorized bonus awards of less than the target bonus amount for each of the Named Executive Officers who were eligible to receive an award. Ms. Cauchon was terminated from the Company prior to the bonus payout date, and was not eligible to receive a bonus under the program. And, as described below, Mr. Alter was not eligible to receive an award because he voluntarily elected to relinquish his salary and annual AMIP bonus for performance year 2002.

      Other Compensation Programs Impacting 2002 Compensation. During 2000, the Company commenced a process to evaluate strategic alternatives for its mortgage and leasing businesses. The strategic alternatives process ultimately concluded with the sale of substantially all the assets and certain specified liabilities of the Company’s mortgage business on February 28, 2001 (the “Mortgage Transaction”). In recognition of their efforts in connection with the strategic alternatives process and the Mortgage Transaction, the Committee recommended that the Board of Directors authorize the Chairman of the Board to pay special bonuses to Messrs. Browne and Beck, as reflected in the Summary Compensation table. Also during 2001, as reflected in the Summary Compensation table, the Committee recommended that the Board of Directors authorize the Chairman of the Board to pay special bonuses to certain executive officers, including Messrs. Rosoff and Browne, in recognition of their contributions to the restructuring of the Company and other transitional efforts. Some of the payments pursuant to these special bonuses were made in 2002 as well as 2001, as reflected in the Summary Compensation Table.

The Chief Executive Officer’s 2002 Compensation

      In November of 2001, Mr. Alter elected to forego his base salary compensation from January 1, 2002 until July 31, 2003 and to forego participation in the Company’s annual AMIP bonus program for the 2002 performance year. In exchange, the Board of Directors granted Mr. Alter 700,000 nonqualified options to purchase Advanta Class B Common Stock at an exercise price of $8.08, the closing price of the Class B Common Stock on the date of grant. The options have a seven-year term and vest in two increments, so that 469,000 became vested in February 2003 and the remainder are scheduled to vest in July 2003. In 2001, the Board also authorized the Company to allow Mr. Alter to take a distribution of the balance in his Deferred Compensation Plan during 2002, penalty-free. In January of 2002, Mr. Alter elected to relinquish his base salary through December 31, 2004, and to forego participation in the annual AMIP bonus program for 2003 and 2004. In exchange, the Board of Directors granted Mr. Alter 800,000 additional nonqualified options to purchase Advanta Class B

Common Stock at an exercise price of $8.359, the closing price of the Class B Common Stock on the date of the grant. The options have a seven-year term and vest in two increments, with 360,000 scheduled to vest in February 2004 and the remainder are scheduled to vest in February 2005. Upon the advice of independent consultants, the Board defined the terms of the aforementioned stock option grants such that the expected present value of each grant appropriately and competitively replaces the expected present value of Mr. Alter’s foregone salary and AMIP bonuses, and reflects Mr. Alter’s past, present, and expected future contributions to the Company, based upon the same criteria described above under “Annual Incentives for 2002”.

      As stipulated by the Board of Directors in January 2002, and under the terms of the AMIP Program, in February 2003 Mr. Alter was granted 55,781 restricted shares intended to cover his participation in the 2005 performance year of the Program. See the Summary Compensation Table. Mr. Alter received a grant under the Stock Option Program for 2002, as did the other Named Executive Officers except Ms. Cauchon. See the Option Grants in Last Fiscal Year table.

Impact of IRS Pay Cap Regulation

      Section 162(m) of the Code limits the types of annual compensation in excess of $1,000,000 that may be deducted for federal income tax purposes for payments to a company’s chief executive officer and its four other most highly compensated executive officers. The Compensation Committee believes that payment of compensation that is not deductible under Section 162(m) is sometimes in the best interests of the Company, and the Committee and the Board of Directors have accordingly approved such arrangements in certain circumstances.

Compensation Committee	Plan Administration Committee

Max Botel, Chairman	Max Botel
Dana Becker Dunn	Dana Becker Dunn
Arthur P. Bellis*	Ronald Lubner
Ronald Lubner	Robert H. Rock
Robert H. Rock

*	Mr. Bellis is involved in designing the compensation plans but generally does not vote on stock-based incentive compensation for the executive officers and is not a member of the Plan Administration Committee.

STOCK PERFORMANCE GRAPH

      The following graph compares the yearly percentage change in the cumulative total stockholder return on the Company’s Class A Common Stock during the five years ended December 31, 2002 with the cumulative total return on the Standard & Poor’s 500 index and the Dow Jones Diversified Financial Services Companies index. The comparison assumes that $100 was invested on January 1, 1998 in the Class A Common Stock and the comparison indices with reinvestment of dividends.

Indexed	01/98	12/98	12/99	12/00	12/01	12/02

Advanta without Participation in Tender Offer	100.0	51.3	71.8	35.4	40.8	37.7
Advanta with Participation in Tender Offer(A)	100.0	96.7	135.3	66.7	76.8	71.1
Diversified Financial Services	100.0	118.1	145.1	157.3	146.8	114.2
S&P 500	100.0	128.6	155.6	141.5	124.7	97.1

(A)	With respect to the investment in the Class A Common Stock, the dotted line reflects performance adjusted to reflect participation in the Company’s Tender Offer on February 20, 1998 and includes as stockholder returns the proceeds received in the Tender Offer, assuming no reinvestment of the proceeds.

ELECTION OF DIRECTORS

      The Board of Directors has nominated four candidates to be elected at the Meeting for a three-year term ending in 2006. Each nominee is currently serving as a Director of the Company. Six other Directors are currently serving terms which will expire in 2004 or 2005.

      Each nominee has consented to being named in the proxy statement and to serve if elected. Candidates for director will be elected by a plurality of the votes of the shares present in person or represented by proxy at the Meeting and entitled to vote on the election of directors, assuming a quorum is present at the Meeting. If prior to the Meeting any nominee should become unavailable to serve, the shares represented by a properly executed and returned proxy will be voted for such additional person as shall be designated by the Board of Directors, unless the Board should determine to reduce the number of directors pursuant to the By-Laws.

      Certain information regarding each nominee and each Director continuing in office following the Meeting is set forth below, including such individual’s age and principal occupation, positions and offices with the Company held by such person, a brief account of his or her business experience during at least the last five years and other directorships currently held at other companies, including publicly held companies.

Nominees For Election For A Term Expiring In 2006

Robert H. Rock	Olaf Olafsson	William A. Rosoff	Michael Stolper

      Mr. Rock, age 53, has been a Director of the Company since August 2001. In 1988 he joined MLR Holdings, LLC (“MLR Holdings”), an investment company with holdings in publishing and information businesses. Mr. Rock is currently President of MLR Holdings. Mr. Rock has also served as Chairman of Metroweek Corporation, a publisher of weekly newspapers and specialty publications, for more than the past five years. Mr. Rock serves on the boards of Alberto-Culver Company, Penn Mutual Life Insurance Company, Quaker Chemical Corporation, and PQ Corporation.

      Mr. Olafsson, age 40, has been a Director of the Company since December 1997. Since November 1999, Mr. Olafsson has been Vice Chairman of Time Warner Digital Media, a division of Time Warner Inc. and Executive Vice President of AOL Time Warner. In September 1996, Mr. Olafsson joined the Company as Vice Chairman of Advanta Information Services, Inc. (“AIS”) and was elected as a Director of AIS in October 1996. Mr. Olafsson was elected President of the Company in March 1998. In October 1999 he resigned as President. Prior to joining the Company, he was President and Chief Executive Officer of Sony Interactive Entertainment, Inc., a business unit of Sony Corporation, which he founded in 1991.

      Mr. Rosoff, age 59, joined the Company in January 1996 as a Director and Vice Chairman. In October 1999, Mr. Rosoff became President as well as Vice Chairman of the Board of the Company. Prior to joining the Company, Mr. Rosoff was a long time partner of the law firm of Wolf, Block, Schorr and Solis-Cohen LLP, the Company’s outside counsel, where he advised the Company for over 20 years. While at Wolf, Block, Schorr and Solis-Cohen LLP he served as Chairman of its Executive Committee and, immediately before joining the Company, as a member of its Executive Committee and Chairman of its Tax Department. Mr. Rosoff is a Trustee of Atlantic Realty Trust, a publicly held real estate investment trust.

      Mr. Stolper, age 47, has been a Director of the Company since June 1998. He is Co-Managing Director at Hawthorn, a PNC company. Prior to that he served as President of Stolper & Co., Inc. from 1986 through 1997. In 1997, Stolper & Co., Inc. merged with PNC Bank’s Family Wealth Management Group to form Hawthorn. Mr. Stolper has twenty-five (25) years experience as an investment advisor and financial consultant.

      The Board of Directors recommends voting “FOR” the election of all four nominees for election.

Incumbent Directors Continuing In Office For A Term Expiring In 2004

Dennis Alter	Dana Becker Dunn	Arthur P. Bellis	Robert S. Blank

      Mr. Alter, age 60, became Executive Vice President and a Director of the Company’s predecessor organization in 1967. He was elected President and Chief Executive Officer in 1972, and Chairman of the Board in August 1975. Mr. Alter has remained as Chairman of the Board since August 1975. In February 1986, he relinquished the title of President, and in August 1995 he relinquished the title of Chief Executive Officer. In October 1997, Mr. Alter resumed the title of Chief Executive Officer.

      Ms. Becker Dunn, age 52, has been a Director of the Company since March 1996. She served as Vice President of U.S. Services of Avaya, Inc., a leading provider of communications systems and software for enterprises, from October 2000 until retiring from Avaya, Inc. in August 2001. Prior to that position, Ms. Becker Dunn served as Vice President of Transition Operations in connection with the spin-off of Avaya, Inc. from Lucent Technologies and, before that, she served as Vice President, Growing and Emerging Markets, of Lucent Technologies Business Communications Services, formerly AT&T Global Business Communications, which she joined in December 1994. In 1992 she became Vice President and Chief Technical Officer for AT&T’s Call Servicing (Long Distance) Organization, after which she was Vice President of Strategic Planning and New Business Development for Consumer Communications Services. From 1984 to 1992, Ms. Dunn served AT&T in a variety of capacities, including Product Marketing Director in 1984, Director of Information Systems in 1986 and Operator Services-Eastern Region Vice President in 1988.

      Mr. Bellis, age 59, has been a Director of the Company since its incorporation in 1974. He has been a private investor since January 1993 and is currently active in the real estate development business. Prior to that time, from March 1986 he was Chairman and, until June 1991, Chief Executive Officer of Boca Bank, Boca Raton, Florida. He was also Chairman and Chief Executive Officer of Boca Bancorp, Inc., Boca Bank’s holding company. Mr. Bellis served on the board of directors of United Way International from December 1993 until the end of 2001, and served as Chairman from 1998-2000. He currently serves as Chairman of the Board of Trustees of United Way International. He also serves on the Executive Committee of the Aspen Center for Integrative Health.

      Mr. Blank, age 62, has been a Director of the Company since August 2001. In 1972 he joined Whitney Communications Company and Whitcom Partners, a partnership which owns and operates newspapers and cable television systems. Mr. Blank currently serves as Co-Chairman and Co-Chief Executive Officer of Whitney Communications Company and Senior Partner of Whitcom Partners. Mr. Blank serves on the board of Toll Brothers, Inc.

Incumbent Directors Continuing In Office For A Term Expiring In 2005

Max Botel	Ronald Lubner

      Mr. Botel, age 63, has been a Director of the Company since its incorporation in 1974. He retired from the law firm of Botel, Binder & Weiss in July 1996, where he had been a partner for more than five years. From February 1985 he also served as Vice President of Penn Center Investments, Inc., a securities brokerage firm, of which firm he became President in January 1995.

      Mr. Lubner, age 69, has been a Director of the Company since December 1996. He is Chairman of Belron International Ltd., a Luxembourg company, and Plate Glass Holdings Ltd., a Johannesburg company. Mr. Lubner is a 40-year veteran of the Plate Glass Group, which has annual sales of $1.5 billion. Headquartered in Luxembourg and Johannesburg, the company manufactures and distributes the complete range of building, automotive and glass products. Mr. Lubner serves on the boards of Next Left, Inc., E-Mediate, and Commerce One South Africa, all of which are privately held companies.

Committees, Meetings And Compensation Of The Board Of Directors

      The Board of Directors held seven meetings during the last fiscal year. All Directors who served during the last fiscal year attended at least 75% of the aggregate number of meetings of the Board and committees of the Board on which they served.

      The Board of Directors has an Audit Committee that is currently composed of Messrs. Blank, Botel, and Stolper. The Audit Committee reviews and evaluates the Company’s internal accounting and auditing procedures; selects the firm to be appointed as independent auditors to audit the Company’s financial statements; reviews with management and the independent auditors the

Company’s year-end operating results; reviews the scope and results of the audit with the independent auditors; reviews with management the Company’s interim operating results; reviews the non-audit services to be performed by the firm of independent accountants; and considers the independence of the auditors. The Audit Committee met eight times in 2002.

      The Board of Directors has a Compensation Committee that is currently composed of Messrs. Bellis, Botel, Lubner, and Rock and Ms. Becker Dunn. The Compensation Committee reviews and approves Company-wide benefit programs and executive compensation programs and, where appropriate, reviews and approves individual arrangements for the Company’s executive officers. The Compensation Committee also recommends and approves compensation arrangements for outside Directors and serves in an advisory capacity to the full Board regarding compensation matters. The Compensation Committee met three times and acted by consent four times during 2002.

      The Board of Directors has established a subcommittee of the Compensation Committee (the “Plan Administration Committee”) to administer the Company’s 2000 Omnibus Stock Incentive Plan with respect to executive officers. The Plan Administration Committee is currently composed of Mr. Botel, Ms. Becker Dunn, Mr. Lubner and Mr. Rock (each of whom is a “non-employee director” under applicable SEC rules and an “outside director” under applicable IRS rules). The Plan Administration Committee determines awards of stock options and also has authority to designate whether options granted are intended to qualify as incentive stock options or are to be non-qualified stock options. The Board of Directors, as a whole, administers the 2000 Omnibus Stock Incentive Plan with respect to stock options granted to non-employee directors. The Plan Administration Committee met once as part of a Compensation Committee meeting. In addition, the Plan Administration Committee met once and acted by consent once during 2002.

      The Board of Directors has a Nominating Committee to identify and recommend to the Board of Directors individuals to serve on the Board, which individuals are to be selected on the basis of their integrity, leadership ability, financial sophistication and capacity to help guide the Company. The current members of the Nominating Committee are Messrs. Alter, Bellis and Lubner. The Nominating Committee held no meetings during 2002. The Nominating Committee will consider nominees recommended by stockholders; any such nominations must comply with the requirements of the Company’s By-Laws, including timely delivery to the Company of a written request from a stockholder of record that an individual’s name be placed in nomination. Such written notice must set forth certain information with respect to the nomination, including: the name and address of the nominating stockholder; the name and address of the beneficial owner, if different than the nominating stockholder, of the shares owned of record by the nominating stockholder; the number and class of shares owned by such nominating stockholder and beneficial owner; a description of all arrangements and understandings between the nominating stockholder, any beneficial owner and any persons nominated; the name and address of any persons nominated; a representation that the nominating stockholder is a holder of record of the Company’s shares entitled to vote at the meeting and intends to appear in person or by proxy at the meeting to nominate such persons; such other information regarding each nominee as would have been required to be included in a proxy statement filed pursuant to the proxy disclosure rules of the SEC had the nominee been nominated by the Board of Directors of the Company; and the written consent of each nominee to serve as a director. To be timely, such notice must, in the case of an annual meeting that is called for a date that is within 30 days before or after the anniversary date of the immediately preceding annual meeting, be delivered not less than 60 nor more than 90 days prior to such anniversary date, or, in the case of any other annual meeting or any special meeting, not later than the close of business on the fifth day following the earlier of the day on which notice of the date of meeting was mailed or publicly disclosed.

      The Board of Directors has a Corporate Governance Committee. The current members of the Corporate Governance Committee are Messrs. Alter, Bellis and Lubner. The function of the

Corporate Governance Committee is to identify, analyze and propose approaches and solutions to issues of importance relating to the long-term effectiveness of the Board of Directors and senior management of the Company, including for example, issues relating to succession planning, retirement policies and management development.

      Members of the Board of Directors who are not officers or employees of the Company receive an annual retainer of $25,000 for service on the Board, an annual retainer of $10,000 for service on a Board Committee (other than as a Board Committee chairperson, for whom the annual retainer is $15,000), and payments of $1,000 per day for each Board or Board Committee meeting attended (chairpersons are paid $1,500 per day for each Board Committee meeting they chair). However, Messrs. Botel, Lubner and Rock and Ms. Becker Dunn are not compensated separately for serving on the Plan Administration Committee, as such service is considered ancillary to their service on the Compensation Committee. The chairpersons of the Audit Committee, the Compensation Committee, the Corporate Governance Committee and the Nominating Committee are Messrs. Blank, Botel, Alter and Bellis, respectively. In addition, each non-employee Director is eligible for a $500,000 term life insurance policy on which the Company will pay the premiums and although there is no build-up in cash value, the non-employee Director has the right to designate the beneficiary under the applicable policy. Under the Company’s 2000 Omnibus Stock Incentive Plan, each non-employee Director is currently entitled to receive a grant of an option to purchase 15,000 shares of Class B Common Stock upon appointment to the Board of Directors and, for each subsequent year, an annual grant, generally on the fourth Wednesday in January, of an option to purchase 9,000 shares of Class B Common Stock, in each case at an exercise price equal to the fair market value of such stock on the grant date. Each such option granted becomes exercisable on the anniversary of the grant date at the rate of 25% per year for four years, and expires ten years from the grant date. Directors are also entitled to reimbursement for expenses incurred in attending meetings of the Board of Directors and committees of the Board.

      Following the Mortgage Transaction, the Company restructured its stock option, stock appreciation rights and AMIP programs to reflect the restructuring of the Company. As part of the restructuring of these programs, in April 2001 the Company implemented a stock appreciation rights exchange program pursuant to which all outstanding stock appreciation rights were exchanged for cash with the cash being paid by the Company through a deferred compensation arrangement. As participants in this program, in 2002 Messrs. Bellis and Botel earned above-market interest on deferred compensation of $2,467 and $1,845, respectively.

Compensation Committee Interlocks And Insider Participation

      The only individuals who served as members of the Compensation Committee during the fiscal year ended December 31, 2002 were Messrs. Botel, Bellis and Lubner and Ms. Becker Dunn, all of whom served for all of fiscal 2002. None of the aforementioned members of the Compensation Committee is an officer or other employee, or former officer, of the Company or of any subsidiary of the Company.

      The only individuals who served as members of the Plan Administration Committee during the fiscal year ended December 31, 2002 were Messrs. Botel and Lubner and Ms. Becker Dunn, who served for all of fiscal 2002. None of the aforementioned members of the Plan Administration Committee is an officer or other employee, or former officer, of the Company or of any subsidiary of the Company.

Change Of Control And Severance Arrangements

      The Management Severance Plan provides benefits to senior management employees, including the Named Executive Officers, in the event of a “Change of Control” of the Company (as defined in the plan) if, within one year of the date of the Change of Control, there has been either an actual or constructive termination of the senior management employee. The Management Severance Plan provides severance ranging from 39 to 104 weeks of salary, depending on the senior management employee’s level within the Company.

      The Advanta Employees Severance Pay Plan provides benefits to all employees, including the Named Executive Officers, in the event of termination of employment due to layoff, reduction in force, reorganization or other similar business decision. With respect to the Named Executive Officers, this plan provides benefits ranging from 12 to 32 weeks of salary, depending on the Named Executive Officer’s years of service with the Company.

      In May 1997, the Board of Directors adopted the Supplemental Plan under which members of the Office of the Chairman would be entitled to receive benefits in the event of a Change of Control or other similar transaction.

Other Matters

      In January 1996, Mr. Rosoff and the Company entered into an agreement under which Mr. Rosoff’s annual base salary is a minimum of $475,000. Under the terms of the agreement, he is entitled to receive a guaranteed cash bonus which, together with his base salary, will bring his annual cash compensation to not less than $750,000. He is also entitled to participate in the AMIP Program (with a target bonus of at least 75% of his base salary) and is guaranteed that his total annual compensation from base salary, guaranteed cash bonus and AMIP bonus will be at least $1 million. In addition, pursuant to this agreement Mr. Rosoff received an option to purchase 50,000 shares of Class B Common Stock at $34.00 per share, the fair market value of the shares on the date of grant (repriced on March 5, 1998 at $22.125 per share, the fair market value of the shares on the date of repricing), subject to a four-year vesting schedule. The option is fully vested, and it remains outstanding and exercisable as to 33,666 shares. The agreement contains certain other provisions, some of which as described in prior years’ proxy statements, have been satisfied.

      In May 1998 Mr. Browne entered into an employment agreement with the Company in connection with his employment by the Company as Senior Vice President and Chief Financial Officer. The agreement provided that Mr. Browne’s starting annual base compensation would be $350,000 and that he would be entitled to participate in the AMIP Plans (with a target bonus of at least 50% of his base salary and a maximum bonus of 200% of target). In the event of a “change in control” (as defined in the Management Severance Plan), Mr. Browne will be entitled to severance of two times his base salary. Pursuant to his employment agreement, Mr. Browne received 50,000 shares of restricted Class B Common Stock and options to purchase 75,000 shares of Class B Common Stock at an exercise price of $20.00 per share (the fair market value of the shares on the date of the grant), both of which vest in equal installments on each of the first four anniversaries of the date of grant. The restricted stock and the options will immediately vest in the event of a “change in control” (as defined in the 2000 Omnibus Stock Incentive Plan). In March 1999, the Compensation Committee and the Board of Directors approved a modification to the terms of Mr. Browne’s employment agreement in order to enhance the retention value of the long-term incentives provided under the terms of the employment agreement. Pursuant to the modified terms of the agreement, Mr. Browne surrendered a portion of his shares of restricted Class B Common Stock in exchange for a grant of an equal number of shares of restricted Class A Common Stock. The 37,500 shares of restricted Class A Common Stock that were granted vested in accordance with the vesting schedule for the shares of restricted Class B Common Stock that were surrendered and became fully vested during 2002.

      In connection with Ms. Cauchon’s employment as Senior Vice President of the Company and President, Advanta Small Business Services, Ms. Cauchon and the Company entered into an Agreement of Lease, dated as of January 1, 2002, pursuant to which the Company provided Ms. Cauchon with the use of a furnished residence in the Philadelphia area, at no cost, for so long as she was employed by the Company and continued to maintain her principal residence in the Baltimore area. The fair market value of the lease, approximately $6,250 per month, was included in

Ms. Cauchon’s income during the term of the lease. The Company agreed to reimburse Ms. Cauchon for the federal, state and local taxes attributable to this additional income. In connection with the termination of Ms. Cauchon’s employment with the Company in October, 2002, the Company and Ms. Cauchon entered into a separation agreement. Among other things, the separation agreement provides that the Company pay severance to Ms. Cauchon in an aggregate amount of $602,386 over a one year period, and provides for certain additional amounts, including that the Company make COBRA payments and reimburse Ms. Cauchon for certain previously unreimbursed living expenses and for certain executive outplacement costs. The maximum amount payable by the Company for these additional amounts is $247,059. Under the terms of the separation agreement, 150,000 unvested options granted to Ms. Cauchon in connection with her employment by the Company became vested and all of her vested options remain exercisable for one year from the date of termination of her employment with the Company.

      In May 2001, Mr. Beck became President of Advanta Bank Corp., the Company’s banking subsidiary located in Draper, Utah. In connection with Mr. Beck assuming this position, the Company requested that he establish and maintain his residence in Utah. Mr. Beck and the Company entered into a Relocation Agreement, dated as of June 5, 2001 (the “Relocation Agreement”), pursuant to which the Company made a one-time payment to Mr. Beck for certain relocation expenses. The amount of the relocation payment was $76,477, including $35,896 as reimbursement for federal, state and local taxes attributable to the relocation payment. Under the Relocation Agreement, the Company also agreed to provide Mr. Beck with mortgage financing for the acquisition of his new home in Utah and a revolving equity line of credit for certain costs and expenses relating to his establishment and maintenance of a residence in Utah. The mortgage financing was provided by the Company pursuant to a Purchase Money Note in the original principal amount of $352,800 that is secured by a first lien against the property. The Purchase Money Note provides that interest on unpaid principal be charged at the rate of 7% per annum until the full amount of principal and accrued interest has been paid. The Purchase Money Note has a maturity date of June 30, 2031, subject to acceleration if he leaves, retires or otherwise ceases to be employed by the Company or any of its affiliates or upon the occurrence of certain other repayment events specified in the Relocation Agreement. Effective as of June 5, 2001, the Company also entered into a Revolving Note with Mr. Beck to extend to him a $100,000 revolving home equity line of credit which may be used to finance certain costs associated with establishing and maintaining his residence in Utah. The Revolving Note is secured by a second lien against the property. The Revolving Note accrues interest at the rate of 7% per annum on the amount of any principal advanced. The Revolving Note has a maturity date of June 30, 2011, subject to acceleration on the same terms and conditions as the Purchase Money Note. As long as no repayment event has occurred, repayment of all principal and interest on the Purchase Money Note and the Revolving Note is deferred for the initial three years of their respective terms. Payments, therefore, are scheduled to commence on July 1, 2004. The maximum amount outstanding under the Purchase Money Note and the Revolving Note during 2002 was $393,692 and $33,217, respectively. As of March 31, 2003, the amounts outstanding under the Purchase Money Note and the Revolving Note were $400,622 and $33,801, respectively.

REPORT OF THE AUDIT COMMITTEE

      The Audit Committee of the Board of Directors is composed of three independent directors, in accordance with the National Association of Securities Dealers’ listing standards, and operates under a written charter adopted by the Board of Directors.

      Management is responsible for Advanta’s internal controls and the financial reporting process. The independent auditors are responsible for performing an independent audit of Advanta’s consolidated financial statements in accordance with auditing standards generally accepted in the United States of America and for expressing an opinion on those financial statements based on their audit. The Audit Committee is responsible for overseeing and monitoring these activities on behalf of the Board of Directors. The Audit Committee also selects the Company’s independent auditors. The members of the Audit Committee are not professionally engaged in the practice of auditing or accounting, and rely, without independent verification, on the information provided to them and on the representations made to them by management and the independent auditors.

      The Audit Committee has reviewed and discussed the audited consolidated financial statements for the year ended December 31, 2002 with management and the independent auditors. Specifically, the Audit Committee has discussed with the independent auditors the matters required to be discussed by Statements on Auditing Standards No. 61.

      The Audit Committee has received the written disclosures and the letter from the Company’s independent auditors, KPMG LLP, required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and has discussed with the independent auditors their independence. Further, the Audit Committee has considered whether the provision of non-audit services by the auditors was compatible with the independence of the auditors.

      Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2002.

Audit Committee

Robert Blank, Chairman

Max Botel
Michael Stolper

RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

      The Board of Directors selected KPMG LLP to audit the Company’s financial statements for the fiscal year ended December 31, 2002. A representative of KPMG LLP is expected to be present at the Meeting. The representative will have the opportunity to make a statement if he desires to do so and will be available to respond to appropriate questions of stockholders.

      On June 28, 2002, the Company engaged KPMG LLP as its independent public accountants and dismissed Arthur Andersen LLP (“Andersen”) as its independent public accountants. The decision to change the Company’s independent public accountants was recommended by the Company’s senior management and Audit Committee and approved by the Board of Directors.

      The decision to change independent public accountants was not the result of any disagreement with Andersen with respect to any reporting or disclosure requirement applicable to the Company. Andersen’s reports on the Company’s consolidated financial statements for the fiscal years ended December 31, 2001 and 2000 did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles.

      During the fiscal years ended December 31, 2001 and 2000 and the subsequent interim period between December 31, 2001 and the dismissal of Andersen, there were no disagreements between the Company and Andersen on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to Andersen’s satisfaction, would have caused Andersen to make reference to the subject matter of the disagreement(s) in connection with its reports for such years; and there were no reportable events as defined in Item 304(a)(1)(v) of Regulation S-K.

      The Company provided Andersen with a copy of the foregoing disclosures. A copy of Andersen’s letter dated June 28, 2002, stating that it has found no basis for disagreement with such statements, was filed as an exhibit to the Company’s Current Report on Form 8-K filed with the SEC on July 1, 2002.

      During the fiscal years ended December 31, 2001 and 2000 and the subsequent interim period between December 31, 2001 and June 28, 2002, the Company did not consult with KPMG LLP with respect to the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s consolidated financial statements, or any other matters or reportable events listed in Items 304(a)(2)(i) and (ii) of Regulation S-K.

AUDIT FEES

      The following is a description of the fees billed to the Company by KPMG LLP (“KPMG”) for the year ended December 31, 2002.

      Audit: Audit fees include those related to the audit of the Company’s 2002 consolidated financial statements and quarterly reviews of the consolidated financial statements of the Company for the quarterly and year to date periods during 2002 and totaled approximately $1,020,000. These fees include amounts for review of the tax provision and fees for accounting consultations on matters reflected in the financial statements as well as audit and other attestation services required by statute or regulation, comfort letters, consents, and reviews of SEC filings.

      Audit Related: These fees include employee benefit plan audits, due diligence assistance, accounting consultation on proposed transactions, internal control reviews and audit or attest services not required by statute or regulation and totaled approximately $130,000.

      Tax: Tax fees should include all tax services other than those included in “audit” and “audit related” and include fees for tax compliance, tax planning and tax advice and totaled approximately $397,000.

      All Other: There were no fees for other non-audit services.

STOCKHOLDER PROPOSALS

      Proposals of stockholders intended to be presented at the 2004 Annual Meeting of Stockholders must be received by January 10, 2004, in order to be considered for inclusion in the Company’s proxy materials relating to that meeting. A proposal that does not comply with the applicable requirements of Rule 14a-8 under the 1934 Act will not be included in the Company’s proxy soliciting material for the 2004 Annual Meeting of Stockholders. Stockholder proposals should be directed to Elizabeth H. Mai, Secretary, at the address of the Company set forth on the first page of this proxy statement.

      A stockholder of the Company may wish to have a proposal presented at the 2004 Annual Meeting of Stockholders, but not to have such proposal included in the Company’s proxy statement and form of proxy relating to that meeting. If notice of any such proposal (addressed to the Company at the address of the Company set forth on the first page of this proxy statement) is not received by the Company by March 26, 2004, then such proposal shall be deemed “untimely” for purposes of Rule 14a-4(c) promulgated under the 1934 Act and, therefore, the individuals named in the proxies solicited on behalf of the Board of Directors of the Company for use at the Company’s 2004 Annual Meeting of Stockholders will have the right to exercise discretionary voting authority as to such proposal.

ANNUAL REPORT ON FORM 10-K

      The Company will provide without charge to each person solicited by this proxy statement, on the written request of such person, a copy of the Company’s Annual Report on Form 10-K, including the financial statements and schedules thereto, as filed with the SEC for its most recent fiscal year. Such written request should be directed to Investor Relations, at the address of the Company appearing on the first page of this proxy statement.

PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
ADVANTA CORP.

     The undersigned, a stockholder of Advanta Corp. (the “Company”), hereby constitutes and appoints Dennis Alter, William A. Rosoff and Elizabeth H. Mai, and each of them acting individually as the attorney and special proxy of the undersigned, with full power of substitution, for and in the name and stead of the undersigned to attend the Annual Meeting of Stockholders of Advanta Corp. to be held on Thursday, June 5, 2003, at 1:00 p.m. at The Four Seasons Hotel, One Logan Square, Philadelphia, Pennsylvania, and any adjournment or postponement thereof, and thereat to vote all shares which the undersigned would be entitled to cast if personally present as follows:

(Continued, and to be signed, on the reverse side)

Address Change/Comments (Mark the corresponding box on the reverse side)

# Detach here from proxy voting card. #

Mark Here for Address Change or Comments	☐
PLEASE SEE REVERSE SIDE

		FOR	WITHHOLD AUTHORITY
		all four nominees	to vote for all four nominees
		for director listed below	for director listed below
1.	ELECTION OF DIRECTORS Nominees:	☐	☐	2. To transact such other business as may properly come before the meeting.
01 02 03 04	Robert H. Rock Olaf Olafsson William A. Rosoff Michael Stolper	If not otherwise specified, the shares will be voted FOR the election of all four nominees for director. This proxy delegates authority to vote with respect to all other matters upon which the undersigned is entitled to vote and which may come before the meeting or any adjournment or postponement thereof.

The undersigned hereby revokes all previous proxies for such meeting and hereby acknowledges receipt of the notice of the meeting and the proxy statement of Advanta Corp. furnished herewith.
INSTRUCTION: To withhold authority to vote for any individual nominee, strike a line through the nominee’s name in the list above.
PLEASE SIGN AND MAIL PROMPTLY.

Signature	Signature	Date	,	2003

NOTE: If shares are registered in more than one name, all owners should sign. If signing in a fiduciary or representative capacity, please give full title and attach evidence of authority. If a corporation, please sign with full corporate name by a duly authorized officer and affix the corporate seal.

# Detach here from proxy voting card #